Exhibit 99.1

Knology Reports Fourth Quarter 2010 Results and Announces Accretive, Tuck-in Acquisition

Also Announces Repricing of Term Loans Resulting in Interest Cost Reduction

WEST POINT, Ga.--(BUSINESS WIRE)--February 22, 2011--Knology, Inc. (Nasdaq: KNOL):

FOURTH QUARTER HIGHLIGHTS:

  As previously reported, Knology closed the $165 million acquisition of Sunflower Broadband (“Sunflower”) on October, 15, 2010. Therefore, the Company’s fourth quarter results include two and half months of Sunflower operating activity, as well as the costs and expenses related to closing and financing the transaction.
  Revenue increased to $123.6 million for the fourth quarter 2010 and to $459.5 million for the full year, representing growth of 15.3% and 8.0%, respectively, compared to 2009. Excluding the Sunflower transaction, revenue increased 5.5% in the fourth quarter compared to the same period last year.
  EBITDA, as adjusted, increased to $43.7 million for the fourth quarter 2010 and to $159.1 million for the full year, representing growth of 19.7% and 10.0%, respectively, compared to 2009. Excluding the Sunflower transaction, EBITDA, as adjusted, increased 6.4% in the fourth quarter compared to the same period one year ago.
  GAAP operating income increased to $16.4 million for the fourth quarter 2010 and to $62.0 million for the full year, representing growth of 37.2% and 31.8%, respectively, compared to 2009. Excluding the Sunflower transaction, GAAP operating income increased 23.3% in the fourth quarter compared to the same period in 2009.
  Net income, pro forma for non-cash interest charges related to the accounting for interest rate swap contracts and the one-time charges related to the debt extinguishment/modification, would have been $20.0 million in 2010 compared to $6.2 million in 2009.
  Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and net cash interest, was $13.3 million in the fourth quarter and $38.8 million for the full year 2010, resulting in a total of $54.6 million of cash and short term investments on the balance sheet as of December 31, 2010. Capital expenditures amounted to $18.8 million in the fourth quarter and $76.8 for the full year 2010, including the investment related to the high ROI network edge-out projects.
  Net connections grew by 65,885 in the fourth quarter and 72,490 for the full year. Fourth quarter 2010 additions included 24,036 video connections, 13,880 voice connections, and 27,969 data connections. Annual additions included 21,383 video connections, 17,268 voice connections, and 33,839 data connections. The fourth quarter and full year net connections include approximately 70,500 connections acquired in the Sunflower transaction.

DEBT REPRICING:

On February 18, 2011, Knology closed a repricing transaction reducing the Company’s annualized interest cost by approximately $10 million.

  The pricing on the term loan B was reduced from L + 400 and a 1.5% LIBOR floor to L +300 and a 1% LIBOR floor, and the maturity of the loan was extended to August 2017.
  The pricing on the term loan A was reduced from L + 400 to L +300, and the maturity of the loan was extended to February 2016.
  In connection with the terms of the repricing, the credit facility was amended to increase the capacity of the incremental basket from $200 million to $250 million, and the term loan A was upsized $20 million with the proceeds to be used to partially fund the acquisition as noted below.

TUCK-IN ACQUISITION:

On February 21, 2011, Knology signed a definitive agreement to acquire cable and broadband operations in Fort Gordon, GA and Troy, AL for $30 million cash. These operations are contiguous to existing Knology operations.

  The combined operations of these entities represent approximately 21,000 connections, $15 million annualized revenue and $5.5 million annualized EBITDA.
  The acquisition will be funded with $10 million cash on hand and $20 million from additional term loan A proceeds raised in connection with the debt repricing transaction noted above and will result in a slightly lower net debt to EBITDA leverage ratio.
  This contemplated transaction is accretive on a levered free cash flow per share basis and on an EBITDA multiple valuation, and is expected to close late in the second quarter 2011, subject to normal and customary closing conditions.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the fourth quarter and year ended December 31, 2010. Total revenue for the fourth quarter of 2010 was $123.6 million compared to revenue of $107.1 million for the same period one year ago and $112.9 million for the third quarter 2010. Knology reported EBITDA, as adjusted, of $43.7 million for the fourth quarter of 2010. EBITDA, as adjusted, was $36.5 million in the fourth quarter of 2009 and $38.3 million in the third quarter 2010.

During the 4th quarter of 2010, Knology recorded a one-time charge of $19.8 million for the early extinguishment of debt related to the financing of the Sunflower acquisition and a noncash gain of $1.7 million related to the accounting treatment of the company’s interest rate swaps. Excluding these items, Knology posted net income of $5.1 million, or $0.14 per share for the fourth quarter of 2010 compared to a loss of $233,000, or $(0.01) per share for the fourth quarter of 2009. Including the noncash and one-time items, the net loss for the fourth quarter of 2010 was $13.0 million, or $(0.35) per share, compared with net income of $866,000, or $0.02 per share for the fourth quarter of 2009.

For the full year, Knology would have posted net income of $20.0 million, or $0.54 per share for 2010 compared to net income of $6.2 million, or $0.17 per share for 2009, excluding the noncash interest rate swap accounting and the one-time early extinguishment of debt items. With these items included for the full year, Knology posted a net loss of $281,000 for 2010, or $(0.01) per share compared to a net loss of $3.4 million, or $(0.09) per share for 2009.

Knology ended 2010 with 766,361 connections, adding 65,885 net connections during the fourth quarter and 72,490 net connections for the full year. For the year, residential connections were up 62,472 units, or 10.6%, and business connections were up 10,018 units, or 9.5%. The fourth quarter and full year connections include 70,524 connections acquired in the Sunflower acquisition which closed during the fourth quarter. For the year, the company added 33,839 high-speed internet/data connections, 21,383 video connections and 17,268 voice connections. The Sunflower acquired connections consisted of 27,669 video connections, 15,077 voice connections and 27,778 data connections.

Average monthly revenue per connection was $53.61 for the fourth quarter 2010 compared to $51.93 in the fourth quarter of 2009. Average monthly revenue per connection by product for the fourth quarter was $73.37 for video, $40.10 for voice and $40.86 for data. Average monthly connection churn during the fourth quarter was 2.5%, compared to 2.4% for the same period one year ago and 2.7% in the previous quarter.

On October 15, 2010, Knology closed the $165 million acquisition of Sunflower Broadband, a provider of video, voice and data services to residential and business customers in Douglas County and Lawrence, Kansas and the surrounding area. In connection with the acquisition, Knology entered into a $770 million first lien credit facility with proceeds used to partially fund the acquisition purchase price, refinance the company's existing credit facility, and pay related transaction costs. Knology also used approximately $48 million of cash on hand to partially fund the transaction.

Subsequent to quarter end, on February 18, 2011, Knology amended its existing credit facility to, among other items, reduce the pricing of the term loan A and term loan B facilities, upsize the term loan A by $20 million, and increase the capacity of the incremental facility from $200 million to $250 million. Also subsequent to quarter end, on February 21, 2011, the Company entered into a definitive agreement to acquire certain cable and broadband assets located in Fort Gordon, GA and Troy, AL. This acquisition is expected to close in late second quarter 2011 and is subject to normal and customary closing conditions.

“The fourth quarter of 2010 and the start of 2011 have been very active periods,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “We were able to close the Sunflower transaction early in the fourth quarter to begin realizing the accretive nature of the acquisition as well as coordinate the personnel integration related to the business combination. While the RGU growth level of our legacy business was somewhat soft in the fourth quarter, the financial health of the Company remains very strong with the core business performing well in a tough economic environment. 2010 was a significant year for the business as we made meaningful investments in technology to expand our network capabilities, delivered positive results from the edge-out projects and added additional scale and diversification to the business with the Sunflower acquisition. We will continue to stay focused on the customer and delivering profitable growth in an effort to drive increased shareholder value.”

M. Todd Holt, Knology’s President, added, “We feel fortunate that the strong credit markets have allowed us to significantly lower our cost of capital and provide efficient capital to partially fund the tuck-in acquisition. Our conservative management of the balance sheet combined with the healthy free cash flow position of the business and a more flexible credit facility positions the Company to continue to explore growth opportunities in a disciplined manner.”

Fourth Quarter Key Operating Metrics

	Q4	Q4	% Change
	2010	2009	vs. Q4 2009
Marketable Homes Passed	1,045,355	932,834	12.1%

Connections
Video	255,391	234,008	9.1%

Voice
On-Net	255,302	239,592	6.6%
Off-Net	13,013	11,455	13.6%
Total Telephone	268,315	251,047	6.9%

Data
High Speed Data	241,848	207,627	16.5%
Dial-Up	807	1,189	-32.1%
Total Data	242,655	208,816	16.2%

Total On-Net Connections	752,541	681,227	10.5%
Total Connections	766,361	693,871	10.4%

Residential Connections	650,617	588,145	10.6%
Business Connections	115,744	105,726	9.5%

Average Monthly Revenue
Per Connection	$53.61	$51.93
Average Monthly Connection
Churn	2.5%	2.4%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the fourth quarter and full year 2010, which will be broadcast live over the Internet, on Tuesday, February 22, 2011 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the free conference call live over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com starting approximately two hours after the conclusion of the call. Also, a telephonic replay will be available through midnight on Tuesday, March 8, 2011, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. 41036727.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast, upper Midwest and Kansas regions. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, including the contemplated transaction announced in this report, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measure EBITDA, as adjusted. EBITDA, as adjusted, is calculated as net income (loss) before interest; taxes; depreciation and amortization; non-cash stock compensation; M&A integration and restructuring expense; debt modification expense; loss on debt extinguishment; gain on interest rate swaps; amortization of deferred loss on interest rate swaps; impairment of investments; and other expense (income). A reconciliation of EBITDA, as adjusted, to net income (loss) for the three month and annual periods ended December 31, 2009 and 2010 is attached to this press release. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net income (loss) for the three month and annual periods ended December 31, 2009 and 2010 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc. Consolidated Statements of Operations (Unaudited) (In Thousands, Except Share and Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating Revenues:
Video	$56,667	$46,231	$206,840	$184,040
Voice	32,337	32,211	127,913	131,127
Data	29,676	24,968	107,587	98,571
Other	4,884	3,739	17,206	11,827
Total Revenue	123,564	107,149	459,546	425,565

Direct costs	38,898	34,210	148,108	132,870
Selling, general and administrative expenses
	45,210	38,286	161,819	154,925
Depreciation and amortization	23,069	22,706	87,594	90,702
Operating Income	16,387	11,947	62,025	47,068

Interest income	34	178	322	656
Interest expense	(11,375)	(12,021)	(42,504)	(41,632)
Debt modification expense	0	0	0	(3,422)
Loss on debt extinguishment	(19,788)	0	(19,788)	0
Non-cash gain on interest rate swaps
	1,683	5,551	9,827	12,096
Non-cash amortization of deferred loss on interest rate swaps
	0	(4,452)	(10,324)	(18,298)
Impairment of investments	0	(353)	0	(353)
Other income, net	21	16	161	478
Net Income (Loss)	$(13,038)	$866	$(281)	$(3,407)

Basic net income (loss) per share	$(0.35)	$0.02	$(0.01)	$(0.09)

Basic weighted average shares outstanding
	37,100,823	36,150,934	36,896,346	35,990,536

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

ASSETS	12/31/2010	12/31/2009

Current assets:
Cash and cash equivalents	$47,120	$44,016
Restricted cash	1,401	725
Certificates of deposit	6,105	35,050
Accounts receivable, net	37,504	32,668
Prepaid expenses and other	3,373	2,986
Total current assets	95,503	115,445

Property, plant & equipment, net	400,347	357,880
Investments	4,011	3,683
Debt issuance & debt modification costs, net	8,167	7,544
Goodwill, intangible assets and other	279,650	162,349

Total assets	$787,678	$646,901

LIABILITIES AND STOCKHOLDERS’
EQUITY

Current liabilities:
Current portion of long term debt	$9,561	$9,841
Accounts payable	28,217	25,768
Accrued liabilities	20,360	22,349
Unearned revenue	16,949	14,795
Interest rate swaps	0	16,526
Total current liabilities	75,087	89,279

Long term debt, net of current portion	721,751	591,514
Interest rate swaps	6,699	0
Total liabilities	803,537	680,793

Common stock	372	366
Additional paid in capital	610,492	602,508
Accumulated other comprehensive income	0	(10,324)
Accumulated deficit	(626,723)	(626,442)
Total stockholders’ deficit	(15,859)	(33,892)

Total liabilities and stockholders’ equity	$787,678	$646,901

Knology, Inc. Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Income (Loss) Unaudited (In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income (loss)	$(13,038)	$866	$(281)	$(3,407)
Depreciation and amortization	23,069	22,706	87,594	90,702
Non-cash stock compensation	1,967	1,582	6,409	6,198
M&A integration & restructuring expense	2,265	258	3,052	708
Interest expense, net	11,341	11,843	42,182	40,976
Debt modification expense	0	0	0	3,422
Loss on debt extinguishment	19,788	0	19,788	0
Non-cash gain on interest rate swaps	(1,683)	(5,551)	(9,827)	(12,096)
Non-cash amortization of deferred loss on interest rate swaps
	0	4,452	10,324	18,298
Impairment of investments	0	353	0	353
Other income	(21)	(16)	(161)	(478)
EBITDA, as adjusted	$43,688	$36,493	$159,080	$144,676
Capitalized expenditures	(18,764)	(14,552)	(76,846)	(55,851)
Cash interest paid, net	(11,586)	(7,068)	(43,461)	(39,167)
Free cash flow	$13,338	$14,873	$38,773	$49,658

CONTACT:
Knology, Inc.
M. Todd Holt, President, 706-645-8752
todd.holt@knology.com